Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the capital stock of D-Market Electronic Services & Trading (the “Company”, “we”, “us”, and “our”) and certain provisions of our Articles of Association is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by reference to the full text of the Articles of Association. A copy of our current Articles of Association is attached as Exhibit 1.1 to our annual report on Form 20-F (our “Annual Report”). You are encouraged to read the applicable provisions of Turkish law and the Articles of Association in their entirety for a complete description of the rights and preferences of our securities. Further, please note that as a holder of American Depositary Shares (“ADSs”), you will not be treated as one of our shareholders and will not have any shareholder rights.

2025 Dual Class Structure Termination

On January 29, 2025, our then-controlling shareholder, being Hanzade Vasfiye Doğan Boyner, our Founder, and Vuslat Doğan Sabancı, Yaşar Begümhan Doğan Faralyalı, Arzuhan Doğan Yalçındağ and Işıl Doğan (collectively, the “Selling Shareholders”) sold all their Class A shares and Class B shares of the Company, corresponding to 65.41% of our share capital, to Joint Stock Company Kaspi.kz, a joint stock company incorporated under the laws of Kazakhstan, pursuant to a stock purchase agreement entered into on October 17, 2024 (the “Change of Control”). Following the Change of Control, in accordance with former Article 7/A of our Articles of Association, all privileges attributed to Class A shares automatically terminated and on January 31, 2025, our Extraordinary General Assembly Meeting of Shareholders approved amendments to our Articles of Association to remove all references to classes of shares (the “Dual Class Structure Termination”). The amendments to our Articles of Association resulting from the Change of Control became effective on March 4, 2025.

2025 Capital Increase

On November 17, 2025, the Company’s Extraordinary General Assembly Meeting of Shareholders approved an Amendment of Article 6 of the Company’s Articles of Association to increase the share capital of the Company in an aggregate amount of TRY 4,171,960,010.85, of which TRY 7,168,458.80 were allocated to the nominal value of the newly issued shares and the remaining TRY 4,164,791,552.05 were allocated to the share premium (the “Capital Increase”). As a result, the nominal share capital of the Company was increased from TRY 65,199,658.00, divided into 325,998,290 shares to TRY 72,368,116.80, divided into 361,840,584 shares, while the nominal value of the shares remained unchanged at TRY 0.20 (20 Kuruş). The capital increase was duly registered with the Istanbul Trade Registry and announced at the Trade Registry Gazette on December 23, 2025.

Other 2025 Amendments

Also on November 17, 2025, the Company’s Extraordinary General Assembly Meeting of Shareholders approved the following additional amendments to the Company’s Articles of Association:

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Amendment of Article 3 titled “Line of Business and Objective” to add the following paragraph to the description of the Company’s main lines of business and objectives: “v- To carry out the production, manufacture, purchase and sale, import and export of packaging materials, boxes, containers, bags and similar packaging products made of plastic, cardboard, paper, wood, metal and other comparable materials”;

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Amendment of Article 18 titled “General Assembly”, as a result of which it is not possible to participate by electronic means in the General Assembly’s meetings. As the Company is not listed on the Istanbul Stock Exchange, the provisions regarding the electronic participation in general assembly meetings under Article 1527 of the TCC are not mandatory for the Company and were not applied in practice. The amendment aimed to align the text of the Articles of Association with the Company’s current practice to hold General Assembly’s meetings in person. The shareholders continue to be able to participate in the General Assembly’s meetings directly in person or through proxies, as before; and

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Amendment of Article 29 titled “Compliance with Corporate Governance Principles,” as a result of which the Company no longer takes utmost care to comply on a voluntary basis with the general corporate governance principles set forth by the Capital Markets Board, which are mandatory only for local companies listed on the Istanbul Stock Exchange. The Company continues to comply on a voluntary basis with the specific regulations of the Capital Markets Board on independent directors except as otherwise provided under the Company’s Articles of Association. The amendment removed ambiguity regarding the applicable local legislation to the Company. The Company remains subject to the provisions of the Turkish Commercial Code and the corporate governance principles of Nasdaq, except for those that the Company is exempt from or has elected to disapply, as permitted by applicable law.

Share Capital

General

As of December 31, 2025, our issued and outstanding share capital consisted of 357,225,200 ordinary shares with a nominal value of TRY 0.20 each.

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their shares. Our share capital is denominated in TRY.

Changes in Our Share Capital During the Last Three Fiscal Years

Since January 1, 2023, there were no changes to our share capital except for the Dual Class Structure Termination and the Capital Increase.

Listing

Our ADSs are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HEPS”.

Transfer Agent and Registrar

The transfer agent and depositary for our ADSs is The Bank of New York Mellon.

Memorandum and Articles of Association

Organization and Register

Our legal and commercial name is D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi. We are a joint stock company incorporated in İstanbul, Türkiye on April 11, 2000 and organized under the laws of Türkiye. Our affairs are governed by our Articles of Association, as amended from time to time, and the TCC. We are registered in the İstanbul Trade Registry under the trade registry number 436165-0.

Objects and Purposes

Our main objectives include, among other things, providing electronic commerce, service provider services on the internet, within the framework of the relevant legislation, publishing, making, operating websites on the internet and establishing infrastructure for these services and are set forth in Article 3 of our Articles of Association.

Articles of Association

Share Classes as of December 31, 2025

As of December 31, 2025, our issued share capital consisted entirely of ordinary shares.

Each ordinary share entitles its holder to one vote per share. Our ordinary shares can be represented by ADSs publicly traded and listed. As of December 31, 2025, 271,352,901 of our ordinary shares were owned by our controlling shareholder, Joint Stock Company Kaspi.kz (“Kaspi.kz”).

On January 5, 2026, Kaspi.kz signed a Stock Purchase Agreement with TurkCommerce B.V. to purchase 32,885,686 ordinary shares from TurkCommerce B.V. for an aggregate purchase price of US$97,012,773.70. The purchase transaction was completed on January 9, 2026, as reported in a Schedule 13D/A filed by Kaspi.kz on January 7, 2026.

On March 16, 2026, Kaspi.kz agreed to purchase 1,773,645 ordinary shares (represented by ADSs) from an unrelated party at a purchase price of US$2.95 for an aggregate purchase price of US$5,232,252.75. The change in share ownership was reported in a Schedule 13D/A filed by Kaspi.kz on March 18, 2026. As a result, as of the date of our Annual Report, 306,012,232 of our ordinary shares were owned by Kaspi.kz, representing 85.66% of our total voting power (excluding treasury shares).

Dividends

The payment of dividends is regulated by Turkish Commercial Code (Law No. 6102) (the “TCC”) and our Articles of Association. The following is a description of certain information relating to the payment of dividends, including requirements under the TCC and our Articles of Association.

In line with any dividend distribution policy that may be determined by our General Assembly Meeting of Shareholders and the provisions of Turkish law, the distribution of profits and the payment of any annual dividend in respect of the preceding financial year will be recommended by our board of directors each year for approval by the Annual General Assembly Meeting of Shareholders. Each ordinary share entitles its holder to a pro rata share of any dividends distributed and dividend distributions are made to all shares existing as of the distribution date, regardless of their date of issuance.

Distributable earnings are calculated in accordance with our Articles of Association after deducting all expenses, depreciation and similar payments and setting aside legally required reserves, taxes and the previous year’s losses, if any, from the revenue for the prior fiscal period. The amount of distributable earnings is determined by performing this calculation using our statutory financial statements, which are prepared in accordance with the TCC and Turkish tax legislation.

Distributable earnings are then allocated in the following order:

•	5.0% of the distributable earnings is allocated to a first legal reserve until the first legal reserve reaches 20.0% of our paid-in capital;
•

the remainder of the first dividend shall be set aside within the framework of the Company’s profit distribution policy and in line with the TCC, based on the amount to be calculated by addition of the donation made within the year, if any. After the above deductions, the General Assembly Meeting of Shareholders is entitled to decide for distribution of the dividend to board members, partnership employees and persons other than shareholders;

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the remainder of the distributable earnings may be (i) distributed in full or in part to our shareholders as a second dividend or (ii) set aside as year-end profits or as part of non-mandatory reserves; and

•

after setting aside an amount equal to 5.0% of the distributable earnings at the fiscal year-end from the amount to be distributed to shareholders and other persons participating in profit as stated above, we allocate 10.0% of the remaining amount as a second legal reserve and add it to the statutory reserve if and when a second dividend is distributed as stated above.

Unless and until the statutory funds and other financial obligations required by law are set aside and the dividend determined in accordance with the Articles of Association is distributed in cash or as bonus shares, we cannot resolve (i) to set aside any reserve, (ii) to transfer a dividend to the next year or (iii) to make distributions to the members of our board of directors, managers, employees and foundations or similar institutions established for various purposes.

If the calculated first dividend amount is less than 5.0% of the paid-in capital, we may not distribute the first dividend. However, the amount retained will be added to the calculation of the first dividend for the following fiscal year.

We may distribute advance dividends in line with the provisions of the TCC. The General Assembly Meeting of Shareholders may grant advance dividend distribution authority to the board of directors provided that such power is limited to the relevant financial period. A dividend distribution resolved by the General Assembly Meeting of Shareholders in line with our Articles of Association may not be revoked.

Shareholders’ Meetings

Any shareholder not wishing to attend a General Assembly Meeting of Shareholders in person may appoint another person as a proxy and may exercise its voting rights through its proxy. The general assembly of shareholders of a joint stock company must convene for ordinary meetings to be held at the company’s registered office, on such date and at such time as may be designated from time to time by the board of directors or as provided in the articles of association. If necessary, the general assembly of shareholders of a joint stock company may convene for extraordinary meetings. Our General Assembly Meeting of Shareholders convenes upon notice by the board of directors to our shareholders at least three weeks prior to the date of such General Assembly Meeting of Shareholders.

Shareholders representing at least 10.0% of our share capital may, by written notice to be served through the notary public, require any additional matters to be included on the agenda for discussions at any General Assembly Meeting of Shareholders. If the board of directors does not fulfil such request, such shareholders may ask permission from the court to include additional items on the agenda. Pursuant to our Articles of Association, the General Assembly Meeting of Shareholders is to be held at the Company’s head office, currently located at Kuştepe Mahallesi Mecidiyeköy Yolu Cadde No: 12 Tower 2 Floor 2 Şişli, Istanbul, Türkiye, or another location in Istanbul, or another location that is convenient in the city in which the headquarters are located.

Extraordinary meetings of the General Assembly Meeting of Shareholders may be convened by the board of directors or upon request of the shareholders representing at least 10.0% of our share capital. If the board of directors does not fulfil the request of the shareholders, such shareholders may ask permission from the court to convene the General Assembly. Shareholders representing at least 10.0% of our share capital may, by written notice to be served through the notary public, require any additional matters to be included on the agenda for discussions at any General Assembly Meeting of Shareholders. If the board of directors does not fulfil such request, such shareholders may ask permission from the court to include additional items on the agenda. According to the TCC, resolutions adopted at a duly convened general assembly of shareholders are valid and binding on the shareholders who did not attend the meeting.

As a result of the Amendment to Article 18 titled “General Assembly”, which was approved by the Company’s Extraordinary General Assembly Meeting of Shareholders on November 17, 2025, it is not possible to participate by electronic means in the General Assembly Meetings of Shareholders.

Appointment and Removal of Directors

Pursuant to the TCC and our Articles of Association, the board of directors is responsible for our management and establishes the principles of our strategy, organization, accounting and financial control. According to our Articles of Association, the board of directors must consist of a minimum of 6 and a maximum of 12 members appointed by our shareholders and our board of directors is authorized to appoint officers as it deems appropriate. At least one-third of the total number of members of the Company’s board of directors must be elected as independent board members. All of the directors will serve for the term fixed by the shareholder or board of directors that appoints such director, which cannot be longer than three years, or until the earlier of his or her death, resignation or removal. Our directors do not have a retirement age requirement under our Articles of Association.

Any director may be appointed or removed by a resolution of the General Assembly Meeting of Shareholders. Under Turkish law, members of the board of directors can be appointed from among shareholders as well as non-shareholders, and both natural persons and legal entities can be appointed as members of the board of directors. In the event a legal entity is appointed as a member of the board of directors, a natural person must be appointed by the legal entity member of the board of directors as its representative to exercise all rights and fulfil all duties of a member of the board of directors on behalf of such legal entity.

Votes on the Compensation of Directors

Pursuant to our Articles of Association, remuneration and attendance fees of the members of the board of directors are determined by the General Assembly Meeting of Shareholders. In accordance with the TCC, directors can be paid with cash, shares or a share of profit if so determined by the General Assembly Meeting of Shareholders.

Transfer of Shares

Save as otherwise discussed in Item 7.B. “Major Shareholders and Related Party Transactions—Related Party Transactions—Post-IPO Shareholder Agreement—Capital Increases and Restrictions on Share Transfers” of our Annual Report,

the ordinary shares are freely transferable under the Articles of Association, provided that transfers must be made in accordance with relevant legislation.

Issuance of Shares

The Company’s authorized share capital limit is TRY 280,000,000 (constituting a total of 1,400,000,000 shares each with a nominal value of TRY 0.20), and the board of directors is authorized to issue new shares up to this limit without the approval of the General Assembly Meeting of Shareholders until May 5, 2026, as stipulated under our Articles of Association. Within this authorized share capital limit, the board of directors is also authorized to issue new shares at a premium to their nominal value of TRY 0.20 per share. The board of directors is also authorized to restrict the pre-emption rights of the Company’s shareholders in connection with such new share issuances.

Repurchase of Shares

Pursuant to the TCC, the Company is allowed to repurchase its own shares, accept its own shares as pledge, and sell such repurchased shares to third parties or pay the consideration for the shares that are bought back. Only fully paid shares can be subject to repurchase by the Company. The General Assembly Meeting of Shareholders must also authorize the board of directors to perform the transaction. This authorization, when issued, is valid for 5 years at most. The Company may, subject to certain statutory requirements, terms and conditions, repurchase outstanding shares not exceeding 10% in nominal value of the entire issued share capital of the Company. After deducting the value of the shares to be repurchased, the remaining net assets of the Company shall be at least the sum of the registered or issued capital and the reserve funds that are not allowed to be distributed in accordance with the law and our Articles of Association.

Pre-emption Rights

Pursuant to the TCC, the Company may increase its share capital by issuance of new shares. Absent an authorized corporate resolution stating otherwise, our existing shareholders are entitled to subscribe for new shares, also known as pre-emptive rights, in proportion to their respective shareholdings each time the Company undertakes a capital increase.

Liquidation

Pursuant to the TCC, our shareholders have the right to receive a pro rata share of any proceeds arising from our liquidation. Under Turkish law, however, articles of association, may restrict this right. According to our Articles of Association, no shareholder is granted preferred shares with regards to liquidation rights.

Voting Rights

As of December 31, 2025, the holders of our ordinary shares (or the ADSs representing them, in accordance with the provisions of the Deposit Agreement (as defined below)) were entitled to one vote per share held on all matters submitted to a shareholder vote.

Reports to Shareholders

We are subject to the informational and periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, including filing annual reports on Form 20-F and furnishing reports on Form 6-K.

Pursuant to the provisions of the TCC, the balance sheet, the profit and loss account, the annual activity report and proposals regarding the distribution of profits, as well as the auditors’ report, must be made available to the shareholders at our head office at least three weeks in advance of the annual General Assembly Meeting of Shareholders. The balance sheet, the profit and loss account and the annual activity report are to be kept available to our shareholders at our head office for a period of one year from the date of the relevant General Assembly Meeting of Shareholders.

Changes to the Rights of Shareholders

Any amendments to the Articles of Association, including changes to the shareholders’ rights set forth therein, are to be decided by the General Assembly Meeting of Shareholders. Amendments to the Articles of Association must be registered and announced, and are binding upon third parties after registration.

If a proposed amendment to the Articles of Association is subject to the permission of the Ministry of Trade or another public institution or organization, the draft amendments to the Articles of Association cannot be included in the agenda of the General Assembly Meeting of Shareholders and cannot be discussed without the approval of the Ministry of Trade or the relevant public institution or organization, as the case may be.

The Company’s fiscal year starts on the first day of January and ends on the last day of December.

Comparison of Turkish Corporate Law and Delaware Corporate Law

The applicable provisions of the TCC differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the TCC applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Turkish law.

	Turkish law	Delaware law

Number of Directors

Under Turkish law, a corporation must have at least one director and the number of directors shall be regulated in the articles of association. The number of directors shall be fixed by or in the manner provided in the articles of association.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Under Turkish law, any director or the entire board of directors may be removed, with cause or without cause, by the holders of a majority of the shares in a general assembly meeting convened with such agenda, except where a higher voting quorum is set for such removal in the articles of association. If there is cause, the removal of the members of the board of directors and the election of new members in their place shall be included in the agenda by a majority vote of those present at the general assembly meeting.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors

Under Turkish law, vacancies may be filled by a majority of the directors at the board meeting, with the meeting quorum being the majority of the directors then at office; unless otherwise provided in the articles of association of the corporation. Such new director must be approved by the first general assembly meeting to be convened.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected

	Turkish law	Delaware law

by such class, or a sole remaining director elected by such class, will fill such vacancy.
Annual General Meeting

Under Turkish law, unless otherwise stipulated in the articles of association, the annual shareholders’ meeting shall be held at the registered office of the corporation, on such date and at such time as may be designated from time to time by the board of directors or as provided in the articles of association.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under Turkish law, an ordinary or extraordinary general assembly meeting may be called by the board of directors, by any one of the shareholders under certain circumstances and subject to a court order, by the liquidator in case of liquidation, or by minority shareholders holding 10% (or 5% in public companies) (or less, if set out by the articles of association) of the shares under certain circumstances.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Stockholders generally do not have the right to call meetings of stockholders, unless that right is granted in the certificate of incorporation or the by-laws.

Notice of General Meetings

Under Turkish law, unless otherwise provided in the articles of association, written notice via registered mail of any meeting of the shareholders must be given to each shareholder who is registered in the share ledger or who has previously submitted share certificates or documents proving its shareholding to the company along with its address, not less than two (2) weeks before the date of the meeting excluding announcement and meeting days and shall specify the place, date, hour, and agenda of the meeting. All shareholders or their representatives may convene as a general assembly and take decisions as long as a meeting quorum is present, unless one of them objects, without complying with the procedure for calling a general assembly.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Proxy

Under Turkish law, at any general assembly meeting, a shareholder may designate another person to act for such shareholder by proxy. The proxy is valid only for one general assembly meeting, and meetings that are continuation of such general assembly meeting.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights

Under Turkish law, shareholders have preemptive rights to subscribe to additional share issues pro rata their existing shareholding, unless another rate is stipulated under the articles of association.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	Turkish law	Delaware law

Authority to Allot

Under Turkish law, the general assembly may allot the shares to be issued under certain conditions by limiting or removing the usage of the pre-emptive rights of the existing shareholders in specific share issues. To limit and remove the usage of such preemptive rights and allot the shares to be issued, (i) at least, a qualified quorum of 60% should approve, and (ii) a just cause for such allotment (e.g. an IPO) should exist.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under Turkish law, as a general principle, directors are personally liable for damages they cause to the company, to shareholders and to creditors of the company arising from a breach of any obligation imposed on the directors under any law or the articles of association of the corporation, under the condition that such breach is conducted intentionally or by negligence.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director or officer to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director or officer for:

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any breach of the director or officer’s duty of loyalty to the corporation or its stockholders;
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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
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intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
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any transaction from which the director or officer derives an improper personal benefit.

Liability of Controlling Shareholders

Under Turkish law, a controlling entity may be liable to the controlled company, its shareholders, and, under certain circumstances, its creditors for damages arising from the abuse of control. In particular, a controlling entity shall be liable where it:

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uses its control to cause the controlled company to suffer losses by directing it to take or refrain from actions that are detrimental to the controlled company without a justifiable reason; and
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fails to compensate such losses within the same financial year or to grant an equivalent claim or right for the controlled company.

No compensation shall be awarded if it is demonstrated that the transaction could have been taken, or avoided, by prudent board members of an

Under Delaware law, a controlling stockholder or member of a control group shall not be liable in such capacity to the corporation or its stockholders for damages arising from a breach of fiduciary duty other than for:

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any breach of the controlling stockholder’s duty of loyalty to the corporation or its stockholders;
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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or
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any transaction from which the director or officer derives an improper personal benefit.

	Turkish law	Delaware law

independent company acting in good faith under similar circumstances.
Voting Rights

Turkish law provides that, unless otherwise provided in the articles of association, each shareholder is entitled to at least one vote for each share of capital share held by such shareholder (provided that a maximum of fifteen voting rights may be granted to one share with voting privileges).

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions

Generally, under Turkish law, unless the articles of association provide for the vote of a larger portion of the share capital, certain resolutions must be adopted with qualified majority thresholds. For example, the wholesale of a significant amount of company assets requires affirmative vote of the shares representing 75% of the share capital. Decisions concerning a merger with another corporation require the affirmative vote of 75% of the votes present at the meeting. Additionally, affirmative votes must also represent a majority of the share capital. If the merger agreement includes a provision for a squeeze-out, it must be approved by at least 90% of the votes of shareholders entitled to vote.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires

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the approval of the board of directors; and
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approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under Turkish law, the directors and managers are under obligation to execute their duty with the care of a prudent manager, i.e. with the care that an ordinarily prudent manager would exercise under similar circumstances. In case that the risk that results in damages had arisen from an act of the director that was in compliance with the “business judgment rule”, the director would not be personally liable of such damages. Under the “business judgment rule”, the director is liable to conduct the relevant research for each act. Additionally, directors have a duty to act by protecting the interest of the corporation in good faith.

Under Delaware law, the scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.

	Turkish law	Delaware law

However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, Delaware law contains statutory provisions that govern transactions involving conflicts of interest and set forth certain safe harbors for interested transactions meeting specified procedural or fairness requirements. Delaware law provides a heightened presumption of disinterestedness for the director of a publicly traded company who is not party to the act or transaction at issue, if the board determines that such director satisfied the criteria for director independence from the corporation (and, if applicable, from the controlling stockholder) under the applicable stock exchange rules. This presumption may only be rebutted by substantial and particularized facts that the director has a material interest in the act or transaction or has a material relationship with a person with a material interest in the act or transaction.

Further, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits

Under Turkish law, a shareholder or the corporation may initiate an action for damages suffered by a corporation against the founders, liquidator, directors and managers who are personally liable. Any damages awarded in such action would be in favor of the corporation. In the event of bankruptcy, if the liquidator fails to enforce a right on behalf of a corporation, a shareholder or a creditor of a corporation may initiate an action to enforce a right of a corporation to claim damages against such founders, liquidator, directors and managers who are personally liable. In such action initiated by a shareholder or a creditor, the proceeds obtained are first allocated to satisfy the claims of the creditors who initiated the lawsuit. Any remaining balance is distributed to the plaintiff shareholders in proportion to their shareholdings, and any surplus is returned to the bankruptcy estate. The conditions for these claims are the same as those for lawsuits initiated by the corporation itself.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

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state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff shares thereafter devolved on the plaintiff by operation of law; and
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allege with factual particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
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state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or

Turkish law	Delaware law

compromised without the approval of the Delaware Court of Chancery.

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian, for the depositary. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the “deposited securities”. The depositary’s principal executive office, at which the ADSs are administered, is located at 240 Greenwich Street, New York, New York 10286.

An ADS holder may hold ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in such ADS holder’s name, or (ii) by having uncertificated ADSs registered in such ADS holder’s name, or (B) indirectly by holding a security entitlement in ADSs through such ADS holder’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company (“DTC”).

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

ADS holders are not treated as one of our shareholders and do not have shareholder rights. Turkish law governs shareholder rights. The depositary is the holder of ordinary shares underlying the ADSs. A registered holder of ADSs has ADS holder rights. A deposit agreement among the Company, the depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary (the “Deposit Agreement”). New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement.

Dividends and Other Distributions

How will cash dividends and other distributions on ordinary shares be received?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on the deposited securities, upon payment or deduction of its fees and expenses. These distributions will be made in proportion to the number of shares the ADS holder’s ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

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Rights to Purchase Additional Ordinary Shares. If we grant holders of our securities rights to purchase additional shares or other securities, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, an ADS holder will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if a holder deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADSs may be surrendered to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to compliance with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, the depositary will deliver the deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

An ADR may be surrendered to the depositary for the purpose of exchanging an ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How does an ADS holder vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit voting instructions (and we are not required to do so), the depositary will notify the ADS holder of a shareholders’ meeting and send or make voting materials available to the ADS holder. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Turkey and the provisions of our Articles of Association or similar documents, to vote or to have its agents vote the deposited securities as instructed by ADS holders. However, unless we provide to the depositary a specified legal opinion that certain voting procedures are legal for the depositary, the depositary would only vote the “net” number of deposited shares as to which it was instructed to vote for or against a matter, after subtracting the number of deposited shares as to which it was instructed to vote in the opposite manner. If we do not request the depositary to solicit voting instructions, ADS holders can still send voting instructions, and, in that case, the depositary may try to vote as the ADS holder instructs, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders won’t be able to exercise voting rights unless they surrender their ADSs and withdraw the shares. However, they may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure the ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that an ADS holder may not be able to exercise voting rights and there may be nothing they can do if their shares are not voted as requested.

In order to give the ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the depositary to amend the Deposit Agreement and the ADRs without the ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, an ADS holder is considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

How may the Deposit Agreement be terminated?

The depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The depositary may initiate termination of the Deposit Agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the Deposit Agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;
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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on an ADS holder’s behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Deposit Agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

An ADS Holder’s Right to Receive Ordinary Shares Underlying their ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when an ADS holder owes money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for any ADS holder’s inspection at its office all other communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send the ADS holders copies of those communications or otherwise make those communications available to the ADS holders if we ask it to. All ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. An ADS holder will not, by agreeing to the terms of the Deposit Agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.